Exhibit 4.2

[Form of Note]

(FACE OF NOTE)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS OF THE INDENTURE AND THE TERMS OF THE SECURITIES, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

AT&T INC.

3.375% Global Notes due 2034

ISIN NO. [—]

No. I-[—]

€500,000,000

AT&T Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called “AT&T”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited (the “Depository”), or registered assigns, the principal sum of euro appearing on the attached Schedule of Increases and Decreases on March 15, 2034 (the “Maturity Date”), and to pay interest on said principal sum from June 11, 2014 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, annually in arrears on March 15 in each year, commencing on March 15, 2015 (each an “Interest Payment Date”) and on the Maturity Date, at the interest rate of 3.375% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the persons in whose names our Notes are registered at the close of business on the business day preceding the Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 15 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Any money that AT&T deposits with the Trustee or any Paying Agent for the payment of principal or any interest on this Note that remains unclaimed for two years after the date upon which the principal and interest are due and payable, will be repaid to AT&T upon AT&T’s request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the Holder of this Note will be able to seek any payment to which such Holder may be entitled to collect only from AT&T.

If the Notes are issued in definitive form, payment of the principal and interest on this Note due at the Maturity Date or upon redemption will be made at the Maturity Date or upon redemption, as the case may be, upon presentation of this Note, in immediately available funds, at the office of The Bank of New York Mellon Trust Company, N.A., the Paying Agent for the Notes, currently located at One Canada Square, London E14 5AL. The Transfer Agent and Registrar for the Notes is The Bank of New York Mellon Trust Company, N.A., currently located at 601 Travis Street, 16th Floor, Houston, Texas 77002.

Payment of interest on this Note due on an Interest Payment Date, other than interest at maturity or upon redemption, may be paid by check mailed to the address of the Holder entitled thereto as such address shall appear in the Note register. Notwithstanding the foregoing, (1) the Depository as Holder of the Notes or (2) a Holder of more than €5,000,000 in aggregate principal amount of Notes in definitive form is entitled to require the Paying Agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the Holder, by sending appropriate wire transfer instructions as long as the Paying Agent receives the instructions not less than ten days prior to the applicable Interest Payment Date. The principal and interest payable in euro on any of the Notes at maturity, or upon redemption, will be paid by wire transfer of immediately available funds against presentation of a Note at the office of the Paying Agent.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

2

IN WITNESS WHEREOF, AT&T INC. has caused this instrument to be signed in its corporate name, manually or by facsimile, by its duly authorized officers and has caused its corporate seal to be imprinted hereon.

Dated: June 11, 2014	AT&T INC.

[SEAL]	By:	/s/ Jonathan P. Klug
Jonathan P. Klug
Senior Vice President and Treasurer

By:	/s/ George B. Goeke
George B. Goeke
Assistant Treasurer

Trustee’s Certificate of Authentication

This is one of the 3.375% Global Notes due 2034

of the series designated herein referred to

in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:		Dated: June 11, 2014
Authorized Signatory

REVERSE OF NOTE

This Note is one of a duly authorized issue of debt securities of AT&T of the series specified on the face hereof, issued under and pursuant to an Indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee,” which term includes any successor Trustee under the Indenture), to which indenture and all indentures supplemental thereto (collectively, the “Indenture”) reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, AT&T and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The Notes will be issued in fully registered form only and in denominations of €100,000 and integral multiples of €1,000 in excess thereof. This Note is one of the series designated on the face hereof initially limited in aggregate principal amount to €500,000,000.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of AT&T and the rights of the Holders of the Notes under the Indenture at any time by AT&T and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding to waive compliance by AT&T with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of AT&T, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

Principal and interest payments in respect of the Notes are payable by AT&T in euro. Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or June 11, 2014 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Payment Without Withholding

All payments in respect of the Notes by or on behalf of AT&T shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed, collected, withheld, assessed or levied by or on behalf of the Relevant Jurisdiction (as defined herein), unless the withholding or deduction of the Taxes is required by law. In that event, AT&T will pay such additional amounts to a Holder who is a United States Alien (as defined herein) as may be necessary in order that the net amounts received by the Holder after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Notes in the absence of the withholding or deduction; except that no such additional amounts shall be payable in relation to any payment in respect of any Note:

(a) where such withholding or deduction would not have been so imposed but for:

(i) in the case of payment by AT&T, the existence of any present or former connection between the Holder (or between a fiduciary, settlor, shareholder, beneficiary or member of the Holder, if such Holder is an estate, a trust, a corporation or a partnership) and the United States, including, without limitation, such Holder (or such fiduciary, settlor, shareholder, beneficiary or member) being or having been a citizen or resident or treated as a resident thereof, or being or having been engaged in trade or business or presence therein, or having or having had a permanent establishment therein;

(ii) in the case of payment by AT&T, the present or former status of the Holder as a personal holding company, a foreign personal holding company, a passive foreign investment company, or a controlled foreign corporation for United States federal income tax purposes or a corporation which accumulates earnings to avoid United States federal income tax;

(iii) in the case of payment by AT&T, the past or present or future status of the Holder as the actual or constructive owner of 10% or more of either the total combined voting power of all classes of stock of AT&T entitled to vote if AT&T was treated as a corporation, or the capital or profits interest in AT&T, if AT&T is treated as a partnership for United States federal income tax purposes or as a bank receiving interest described in Section 881(c) (3) (A) of the Internal Revenue Code of 1986, as amended; or

(iv) the failure by the Holder to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States (in the case of payment by AT&T) of such Holder, if compliance is required by statute or by regulation as a precondition to exemption from such withholding or deduction;

(b) in the case of payment by AT&T to any United States Alien, if such person is a fiduciary or partnership or other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the bearer of such Note. As used herein, “United States Alien” means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust;

(c) to the extent that the withholding or deduction is as a result of the imposition of any gift, inheritance, estate, sales, transfer, personal property or any similar tax, assessment or other governmental charge;

(d) to, or to a third party on behalf of, a Holder who is liable for the Taxes in respect of the Note by reason of his having any or some present or former connection, including but not limited to fiscal residency, fiscal deemed residency and substantial interest shareholdings, with the Relevant Jurisdiction, other than the mere holding of the Note;

(e) presented for payment more than 30 days after the Relevant Date except to the extent that a Holder would have been entitled to additional amounts on presenting the relevant Note for payment on the last day of the period of 30 days assuming that day to have been an Interest Payment Date;

(f) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal or of interest on any Note, if such payment can be made without withholding by any other paying agent;

(g) any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of AT&T’s Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(h) any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later; or

(i) any combination of (a), (b), (c), (d), (e), (f), (g) or (h) immediately above.

Optional Redemption by AT&T

At any time prior to December 15, 2033, the Notes will be redeemable, as a whole or in part, at AT&T’s option, at any time and from time to time on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each Holder of the Notes. The redemption price will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the Treasury Rate and 20 basis points. In either case, accrued interest will be payable to the redemption date. Any time on or after December 15, 2033, the Notes will be redeemable, as a whole or in part, at AT&T’s option, at any time on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each Holder of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed. Accrued interest will be payable to the redemption date.

“Treasury Rate” means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield on the Notes, if they were to be purchased at such price on the third dealing day prior to the date fixed for redemption, would be equal to the gross redemption yield on such dealing day of the Reference Bond on the basis of the middle market price of the Reference Bond prevailing at 11:00 a.m. (London time) on such dealing day as determined by AT&T or an investment bank appointed by AT&T.

“Reference Bond” means, in relation to any Treasury Rate calculation, a German government bond whose maturity is closest to the maturity of the Notes, or if AT&T or an investment bank appointed by AT&T considers that such similar bond is not in issue, such other German government bond as AT&T or an investment bank appointed by AT&T, with the advice of three brokers of, and/or market makers in, German government bonds selected by AT&T or an investment bank appointed by AT&T, determine to be appropriate for determining the Treasury Rate.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on the Note that would be due after the related redemption date but for the redemption. If that redemption date is not an interest payment date with respect to a Note, the amount of the next succeeding scheduled interest payment on the Note will be reduced by the amount of interest accrued on the Note to the redemption date.

On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption, unless AT&T defaults in the payment of the redemption price and accrued interest. On or before the redemption date, AT&T will deposit with a Paying Agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes of any series are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate.

Redemption for Taxation Reasons

If (a) as a result of any change in, or amendment to, the laws or regulations of a Relevant Jurisdiction, or any change in the official interpretation of the laws or regulations of a Relevant Jurisdiction, which change or amendment becomes effective after June 4, 2014, on the next Interest Payment Date AT&T would be required to pay additional amounts as provided or referred to above under “Payment Without Withholding” and (b) the requirement cannot be avoided by AT&T’s taking reasonable measures available to it, AT&T may at its option, having given not less than 30 nor more than 60 calendar days’ notice to the Holders (which notice shall be irrevocable), redeem all, but not a portion of, the Notes at any time at their principal amount together with interest accrued to, but excluding, the date of redemption provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which AT&T would be obliged to pay such additional amounts were a payment in respect of the Notes then due. Prior to the publication of any notice of redemption pursuant to this paragraph, AT&T shall deliver to the Trustee a certificate signed by two executive officers of AT&T stating that the requirement referred to in (a) above will apply on the next Interest Payment Date and setting forth a statement of facts showing that the conditions precedent to the right of AT&T so to redeem have occurred, cannot be avoided by AT&T taking reasonable measures available to it and an opinion of independent legal advisers of recognized international standing to the effect that AT&T has or will become obliged to pay such additional amounts as a result of the change or amendment, in each case to be held by the Trustee and made available for viewing at the offices of the Trustee on request by any Holder.

“Relevant Date” means the date on which the payment first becomes due but, if the full amount of the money payable has not been received by the Trustee on or before the due date, it means the date which is seven days after the date on which, the full amount of the money having been so received, notice to that effect shall have been duly given to the Holders by AT&T.

“Relevant Jurisdiction” means the State of Delaware and the United States or any political subdivision or any authority thereof or therein having power to tax or any other jurisdiction or any political subdivision or any authority thereof or therein having power to tax to which AT&T becomes subject in respect of payments made by it of principal and interest on the Notes.

Any reference in the terms of the Notes to any amounts in respect of the Notes shall be deemed also to refer to any additional amounts which may be payable herein.

Registrar and Paying Agent

The Paying Agent for the Notes is The Bank of New York Mellon (London Branch) currently located at One Canada Square, London E14 5AL (“Paying Agent”). In addition, AT&T shall maintain in the Borough of Manhattan, The City of New York, an office or agency where Notes may be surrendered for registration of transfer or exchange (“Registrar”). AT&T has initially appointed an affiliate of the Trustee, The Bank of New York Mellon (London Branch), as its Paying Agent. AT&T may vary or terminate the appointment of any of its paying or transfer agencies, and may appoint additional paying or transfer agencies.

Further Issues

AT&T reserves the right from time to time, without notice to or the consent of the Holders of the Notes, to create and issue further notes ranking equally and ratably with the Notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will have the same terms as to status, redemption or otherwise as the Notes. Any further notes shall be issued pursuant to a resolution of the board of directors of AT&T, a supplement to the Indenture, or under an officers’ certificate pursuant to the Indenture.

Notes in Definitive Form

If (1) an Event of Default has occurred with regard to the Notes represented by this Note and has not been cured or waived in accordance with the Indenture, or (2) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by AT&T within 90 days, AT&T may issue notes in definitive form in exchange for this Note. In either instance, an owner of a beneficial interest in the Notes will be entitled to the physical delivery in definitive form in exchange for this Note, equal in principal amount to such beneficial interest and to have such Notes registered in its name.

Notes so issued in definitive form will be issued as registered notes in minimum denominations of €100,000 and integral multiples of €1,000, unless otherwise specified by AT&T.

Notes so issued in definitive form may be transferred by presentation for registration to the Registrar at its New York office and must be duly endorsed by the Holder or the Holder’s attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to AT&T or the Trustee duly executed by the Holder or his attorney duly authorized in writing.

AT&T may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.

Default

In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

Miscellaneous

For purposes of the Notes, the term “Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York or the City of London are authorized or required by law or executive order to close.

No director, officer, employee or stockholder, as such, of AT&T shall have any liability for any obligations of AT&T under this Note, the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Note.

The Notes are the unsecured and unsubordinated obligations of AT&T and will rank pari passu with all other evidences of indebtedness issued in accordance with the Indenture.

Prior to due presentment of this Note for registration of transfer, AT&T, the Trustee and any agent of AT&T or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither AT&T, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.

SCHEDULE OF INCREASES OR DECREASES

The initial principal amount of this Global Note is €500,000,000. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian